Exhibit 99

Eaton Reports Record Quarterly Earnings Per Share, Increasing 15 Percent Over Second Quarter of 2011
Record Second Quarter Operating Cash Flow of $469 Million
Eaton Continues to Expect Cooper Acquisition to Close in Second Half of 2012
CLEVELAND … Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced record net income per share of $1.12 for the second quarter of 2012, an increase of 15 percent over the $0.97 earned in the second quarter of 2011. Sales in the second quarter were $4.1 billion, slightly below the second quarter of 2011. Net income in the second quarter was $382 million compared to $336 million in 2011.
Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2012 were a record $1.15 compared to $0.97 per share in 2011, an increase of 19 percent. Operating earnings in the second quarter were $392 million compared to $338 million in 2011.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We are pleased with our record second quarter results. Core sales grew 3 percent and acquisitions added 1 percent of growth, which were offset by a negative 5 percent from foreign exchange, largely from the lower value of the euro and the Brazilian real. End markets grew 3 percent in the quarter.
“Our revenues were impacted in the second quarter by lower than expected end market growth and by lower than expected foreign exchange rates,” said Cutler. “Nonetheless, we had strong incremental margins on our volume growth during the quarter, which allowed us to increase our segment margins to 14.7 percent, setting a new segment operating margin record for the second quarter.
“We also had record second quarter cash flow, with our operating cash flow totaling $469 million,” said Cutler.
“The uncertainty in Europe, as well as slower economic growth rates in China, India and Brazil, resulted in weakness in a number of our end markets,” said Cutler. “We now believe our end markets for the year are likely to grow by 3 to 4 percent, a reduction from the 5 percent growth we had forecast in April. We also anticipate that the impact of foreign exchange rates on revenue will be more negative than previously forecast. Fortunately, our improved margins and our lower tax rate are expected to partially offset these factors. As a result, we expect operating earnings per share in the third and fourth quarters to continue at record levels.
“In light of the above and the fact that we are midway through the year, we are narrowing our full year guidance range and slightly adjusting the midpoint,” said Cutler. “Absent any impact from the completion of the Cooper transaction, our guidance for operating earnings per share, which exclude charges to integrate our recent acquisitions, is between $4.20 and $4.50 and for net income per share is between $4.09 and $4.39.
“Overall, we continue to expect 2012 to be a year of record sales and record profits,” said Cutler. “Our sales are projected to be 4 percent above 2011 and our operating earnings per share at the midpoint of our guidance is 10 percent above 2011.
“Our draft S-4 Registration Statement related to the acquisition of Cooper Industries plc is being reviewed by the SEC,” said Cutler. “Once all the reviews have been completed and the document becomes effective, we and Cooper will be able to schedule the shareholders meetings to vote on the transaction. In mid-July, we completed the U.S. antitrust review process. This is an important step in moving the Cooper acquisition forward.
“We took several financing actions in the second quarter to begin to prepare for the close of the Cooper transaction,” said Cutler. “We issued a total of $600 million of 9- and 11-year term debt, and we renewed and enlarged two expiring lines of credit and amended our third line of credit, resulting in our credit lines now totaling $2.0 billion.”
Business Segment Results
Second quarter sales for the Electrical Americas segment were $1.1 billion, up 10 percent compared to 2011, and a quarterly record for the segment. The sales increase was comprised of 10 percent core growth and 1 percent from acquisitions, partially offset by a 1 percent decline from foreign exchange. Operating profits in the second quarter were $190 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were a quarterly record $192 million, up 32 percent over results in 2011.

“End markets for our Electrical Americas segment grew 8 percent during the second quarter,” said Cutler. “The construction markets, both residential and non-residential, were the strongest parts of the business in the quarter.
“Our bookings in the Electrical Americas segment, adjusted for foreign exchange, increased 4 percent compared to the second quarter of 2011,” said Cutler. “For all of 2012, we now expect our Electrical Americas markets to grow 8 percent, 2 percent higher than our previous forecast.”
Sales for the Electrical Rest of World segment were $683 million, a decrease of 13 percent compared to the second quarter of 2011. The sales decrease was comprised of a 7 percent decrease in core sales and an 8 percent decrease from foreign currency, partially offset by a 2 percent increase from acquisitions.
The segment reported operating profits of $52 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits totaled $55 million, a decrease of 29 percent from the second quarter of 2011.
“Our markets in the second quarter declined 3 percent,” said Cutler. “Our bookings for the Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, declined 4 percent in the quarter. For all of 2012, we now forecast that markets in our Electrical Rest of World segment will decline by 3 percent, 2 percent worse than our previous forecast.
“During the quarter, we completed the acquisition of Gycom's low-voltage power distribution, control and automation business in Sweden, Denmark and Finland,” said Cutler. “This acquisition expands our presence in the Nordic region, which is weathering regional economic difficulties better than the rest of Europe.”
Hydraulics segment sales were $769 million, up 6 percent compared to the second quarter of 2011, and a quarterly record for the segment. The sales increase was comprised of a 3 percent increase in core sales and a 6 percent increase from acquisitions, partially offset by a 3 percent decrease due to foreign exchange. Global hydraulics markets were up 2 percent in the quarter, with U.S. markets up 7 percent and non-U.S. markets down 2 percent.
The segment reported operating profits of $123 million. Excluding acquisition integration charges of $3 million, operating profits in the second quarter were a quarterly record $126 million, up 5 percent compared to the second quarter of 2011.
“The global hydraulics markets in the second quarter grew as expected in the U.S., but showed lower growth than expected outside the U.S.,” said Cutler. “Our bookings, adjusted for foreign exchange, declined 9 percent in the second quarter. For all of 2012, we now believe global hydraulics markets will grow 3 percent, 2 percent lower than we had expected in April, principally due to our expectation that hydraulics markets in China are not likely to recover until early next year.
“We closed the acquisition of Turkish hose manufacturer Polimer Kaucuk (SEL) at the start of June, and we closed the acquisition of Korean hydraulics manufacturer Jeil Hydraulics in early July,” said Cutler. “These two acquisitions add important product capabilities and significantly enhance our presence in emerging markets.”
Aerospace segment sales were $436 million, up 7 percent compared to the second quarter of 2011. Aerospace markets were up 1 percent compared to the second quarter of 2011. Operating profits in the second quarter were $59 million, up 18 percent over 2011.
“Aerospace bookings increased 2 percent during the second quarter, adjusted for foreign exchange, reflecting the impact of lower military bookings,” said Cutler. “During the second half of 2012, we believe the continued strength in commercial aircraft production will largely offset the sluggish conditions in military markets. We now anticipate that the global aerospace market will grow 4 percent in 2012, 1 percent lower than previously forecast.”
The Truck segment posted quarterly sales of $625 million in the second quarter, a decline of 7 percent compared to 2011. The sales decline was driven by an 8 percent decline due to foreign exchange, partially offset by 1 percent core growth. Truck production in the second quarter was up 3 percent, with U.S. markets up 20 percent and non-U.S. markets down 9 percent. The segment reported operating profits of $120 million, equal to the second quarter of 2011.
“We were pleased with our 19.2 percent margin in the quarter,” said Cutler. “Our business continues to execute well, adjusting smoothly to the changes we are experiencing in volume.

“We now anticipate our truck markets in 2012 will grow 2 percent, compared to our prior estimate of 7 percent,” said Cutler. “The lower estimate is due to anticipated lower NAFTA Class 8 production in the second half, as well as continued slowness in the Brazilian truck market.”
The Automotive segment posted second quarter sales of $422 million, down 8 percent from the second quarter of 2011. The 8 percent decline was made up of 3 percent core growth offset by an 8 percent decline due to foreign exchange and a 3 percent decline due to the divestiture we completed in the fourth quarter of 2011. Global automotive markets were up 1 percent, with U.S. markets up 10 percent and non-U.S. markets down 3 percent. The segment reported operating profits of $48 million, a decrease of 13 percent from the second quarter of 2011.
“Growth in U.S. auto production remains strong and we anticipate the rate of growth to continue at high levels,” said Cutler. “The strong U.S. growth is offsetting the modest decline in European production and the modest production growth in China. We now anticipate that our automotive markets in 2012 will grow 3 percent, 1 percent lower than our prior forecast.”
Notice of conference call: Eaton's conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning full year net income per share and operating earnings per share, the status of the Cooper acquisition, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; the unanticipated delay, or failure, to close the Cooper acquisition; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
The earnings guidance contained in this announcement constitutes a profit forecast for the purposes of the Irish Takeover Rules. In accordance with Rule 28.4 of the Irish Takeover Rules, this profit forecast shall be repeated in the S-4 Registration Statement and the reports required by Rule 28.3 shall be mailed to Cooper shareholders with the S-4 Registration Statement.
Statement Required by the Takeover Rules
The directors of Eaton Corporation accept responsibility for the information contained in this communication. To the best knowledge and belief of the directors of Eaton Corporation (who have taken all reasonable care to ensure such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.
Persons interested in 1% or more of any relevant securities in Eaton or Cooper may from the date of this communication have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).
Financial Results
The company's comparative financial results for the three months and six months ended June 30, 2012 are available on the company's website, www.eaton.com.
Eaton Corporation is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 sales of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2012	2011	2012	2011
Net sales	$4,068	$4,090	$8,028	$7,893

Cost of products sold	2,815	2,862	5,569	5,544
Selling and administrative expense	690	698	1,392	1,363
Research and development expense	106	107	211	212
Interest expense-net	30	31	58	63
Other expense (income)-net	8	(4)	11	(20)
Income before income taxes	419	396	787	731
Income tax expense	37	58	94	107
Net income	382	338	693	624
Less net income for noncontrolling interests	—	(2)	—	(1)
Net income attributable to Eaton common shareholders	$382	$336	$693	$623

Net income per common share
Diluted	$1.12	$0.97	$2.04	$1.80
Basic	1.13	0.99	2.06	1.83

Weighted-average number of common shares outstanding
Diluted	339.5	345.7	339.6	345.7
Basic	337.0	340.9	336.2	340.5

Cash dividends paid per common share	$0.38	$0.34	$0.76	$0.68

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$382	$336	$693	$623
Excluding acquisition integration charges (after-tax)	10	2	12	4
Operating earnings	$392	$338	$705	$627

Net income per common share - diluted	$1.12	$0.97	$2.04	$1.80
Excluding per share impact of acquisition integration charges (after-tax)	0.03	—	0.04	0.01
Operating earnings per common share	$1.15	$0.97	$2.08	$1.81

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2012	2011	2012	2011
Net sales
Electrical Americas	$1,133	$1,033	$2,220	$1,997
Electrical Rest of World	683	787	1,334	1,530
Hydraulics	769	728	1,504	1,413
Aerospace	436	409	866	798
Truck	625	673	1,256	1,249
Automotive	422	460	848	906
Total net sales	$4,068	$4,090	$8,028	$7,893

Segment operating profit
Electrical Americas	$190	$144	$352	$276
Electrical Rest of World	52	77	105	147
Hydraulics	123	120	232	226
Aerospace	59	50	119	95
Truck	120	120	236	210
Automotive	48	55	92	105
Total segment operating profit	592	566	1,136	1,059

Corporate
Amortization of intangible assets	(42)	(48)	(84)	(96)
Interest expense-net	(30)	(31)	(58)	(63)
Pension and other postretirement benefits expense	(39)	(37)	(80)	(70)
Other corporate expense-net	(62)	(54)	(127)	(99)
Income before income taxes	419	396	787	731
Income tax expense	37	58	94	107
Net income	382	338	693	624
Less net income for noncontrolling interests	—	(2)	—	(1)
Net income attributable to Eaton common shareholders	$382	$336	$693	$623
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
(In millions)
Assets
Current assets
Cash	$525	$385
Short-term investments	652	699
Accounts receivable-net	2,683	2,444
Inventory	1,756	1,701
Other current assets	750	597
Total current assets	6,366	5,826

Property, plant and equipment-net	2,675	2,602

Other noncurrent assets
Goodwill	5,649	5,537
Other intangible assets	2,218	2,192
Deferred income taxes	1,024	1,134
Other assets	622	582
Total assets	$18,554	$17,873

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$86	$86
Current portion of long-term debt	609	321
Accounts payable	1,556	1,491
Accrued compensation	333	420
Other current liabilities	1,246	1,319
Total current liabilities	3,830	3,637

Noncurrent liabilities
Long-term debt	3,678	3,366
Pension liabilities	1,495	1,793
Other postretirement benefits liabilities	631	642
Deferred income taxes	416	442
Other noncurrent liabilities	546	501
Total noncurrent liabilities	6,766	6,744

Shareholders’ equity
Eaton shareholders’ equity	7,937	7,469
Noncontrolling interests	21	23
Total equity	7,958	7,492
Total liabilities and equity	$18,554	$17,873
See accompanying notes.

EATON CORPORATION
NOTES TO THE SECOND QUARTER 2012 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012 and 2011, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Rest of World	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.

E.A. Pedersen Company	December 29, 2011	Electrical Americas	$37 for 2011
A United States manufacturer of medium voltage switchgear, metal-clad switchgear, power control buildings and relay control panels primarily for the electrical utilities industry.

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canadian provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A German system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South African manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombian distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	Joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.
On April 5, 2012, Eaton reached an agreement to acquire substantially all the shares of Jeil Hydraulics Co., Ltd., a Korean manufacturer of hydraulic motors and valves with sales of $189 for 2011. The acquisition closed on July 6, 2012 and will be included in the Hydraulics segment.
On May 21, 2012, Eaton reached an agreement to acquire Cooper Industries plc (Cooper). Cooper is incorporated in Ireland and is a diversified global manufacturer of electrical components and tools with sales of $5.4 billion for 2011. At the close of the transaction, Eaton and Cooper will be combined under a newly created company (New Eaton), which is currently called Eaton Corporation Limited and is incorporated in Ireland. The total consideration to be received by Cooper shareholders in the transaction is comprised of both cash and equity and has a value of approximately $11.8 billion based on the closing share price of Eaton common stock of $42.40 on May 18, 2012. At the close of the transaction, the former shareholders of Eaton and Cooper are expected to own approximately 73% and 27% of New Eaton, respectively. The transaction is subject to respective shareholder approval, receipt of certain regulatory approvals and other customary conditions, and is expected to close in the second half of 2012.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
Business segment	2012	2011	2012	2011	2012	2011
Electrical Americas	$2	$1	$190	$144	$192	$145
Electrical Rest of World	3	1	52	77	55	78
Hydraulics	3	—	123	120	126	120
Aerospace	—	—	59	50	59	50
Truck	—	—	120	120	120	120
Automotive	—	—	48	55	48	55
Total business segments before income taxes	8	2	$592	$566	$600	$568
Corporate	8	—
Total before income taxes	$16	$2
After-tax integration charges	$10	$2
Per common share	$0.03	$—

	Six months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
Business segment	2012	2011	2012	2011	2012	2011
Electrical Americas	$3	$4	$352	$276	$355	$280
Electrical Rest of World	4	1	105	147	109	148
Hydraulics	4	—	232	226	236	226
Aerospace	—	—	119	95	119	95
Truck	—	—	236	210	236	210
Automotive	—	—	92	105	92	105
Total business segments before income taxes	11	5	$1,136	$1,059	$1,147	$1,064
Corporate	8	—
Total before income taxes	$19	$5
After-tax integration charges	$12	$4
Per common share	$0.04	$0.01
Business segment charges in 2012 were related primarily to The Moeller Group, E. Begerow GmbH & Co. KG and Internormen Technology Group. Business segment charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.
Corporate charges in 2012 were related primarily to pre-acquisition transaction costs associated with the planned acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense-net.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$41	$35	$4	$4
Interest cost	52	53	10	10
Expected return on plan assets	(64)	(59)	(2)	—
Amortization	33	22	3	3
	62	51	15	17
Settlement loss	5	7	—	—
Total expense	$67	$58	$15	$17

	Six months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2012	2011	2012	2011
Service cost	$82	$71	$8	$8
Interest cost	105	106	19	20
Expected return on plan assets	(128)	(118)	(3)	—
Amortization	66	44	7	6
	125	103	31	34
Settlement loss	11	10	—	—
Total expense	$136	$113	$31	$34

Note 4. INCOME TAXES
The effective income tax rate for the second quarter of 2012 was 8.7% compared to 14.7% for the second quarter of 2011 and 11.9% for the first six months of 2012 compared to 14.6% for the first six months of 2011. The lower effective tax rate in the second quarter of 2012 was primarily attributable to a reduction in deferred tax liabilities in a European jurisdiction due to realization of a lower effective tax rate, and higher foreign tax credits, partially offset by the expiration of the U.S. Research and Experimentation tax credit as of December 31, 2011. The lower effective tax rate in the first six months of 2012 was attributable to the items noted above and the favorable impact of enhanced investment incentives in Europe.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)